Exhibit 8.1
June 27, 2006
Board of Directors
Webster Financial Corporation
Webster Plaza
Waterbury, CT 06702
Ladies and Gentlemen:
     We have acted as counsel to Webster Financial Corporation (“Webster”), a Delaware corporation, in connection with the proposed merger (the “Merger”) of NewMil Bancorp, Inc. (“NewMil”), a Delaware corporation, with and into Webster pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 24, 2006, by and between Webster and NewMil. This opinion is being furnished to Webster in connection with the proxy statement/prospectus (the “Proxy Statement/Prospectus”) with respect to the Merger which is included in the Registration Statement on Form S-4 of Webster (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.
     In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement and the Proxy Statement/Prospectus; (3) representations and certifications made to us by Webster; (4) representations and certifications made to us by NewMil; and (5) such other instruments and documents related to the formation, organization and operation of Webster and NewMil or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.
     All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
Assumptions and Representations
     In connection with rendering this opinion, we have obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith), and have assumed that:

Webster Financial Corporation
June 27, 2006

     1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
     2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.
     3. All representations made to us are true, correct, and complete, and will remain true, correct and complete at all times up to the Effective Time. Any representation or statement made “to the knowledge” or similarly qualified is correct without such qualification.
     4. The Merger Agreement will not be amended, waived or otherwise modified. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); Webster and NewMil will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.
Opinion — Federal Income Tax Consequences
     Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that the discussion in the Proxy Statement/Prospectus under the caption “The Merger — Material Federal Income Tax Consequences” constitutes in all material respects a fair and accurate summary of the anticipated United States federal income tax consequences of the Merger under existing law.
     This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).
     Our opinion set forth herein is based upon the description of the Merger in the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the Merger differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction whatsoever, including the Merger, if the Merger is not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any

Webster Financial Corporation
June 27, 2006

one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
     This opinion is provided to Webster only, and without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by Webster.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “The Merger — Material Federal Income Tax Consequences” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.
Sincerely yours,
/s/ Hogan & Hartson L.L.P.